Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT dated for reference the 30 day of April, 2019

BETWEEN:

James Sever, a businessman with an address at

5614 S Leeway Ct., Spokane, WA USA 99223-6648

(the “Executive”)

AND:

Nevada Clean Magnesium Inc., a corporation pursuant to the laws of

Nevada with a registered address at

#130 – 1959 152nd Street, Surrey, BC V4A 0C4

(the “Company”)

(the Executive and the Company are together hereinafter referred to as the “Parties”)

WHEREAS:

A. The Company is incorporated under the laws of Nevada and carries on the business of producing Magnesium metal (the “Business”); and

B. The Company wishes to employ the Executive as Chief Technical Officer (CTO) on the terms and conditions set forth in this Employment Agreement (this “Agreement”);

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the promises and mutual covenants herein, THE PARTIES HEREBY COVENANT AND AGREE as follows:

1.	EMPLOYMENT

1.1	Position

The Company agrees to employ the Executive, and the Executive agrees to serve the Company, as CTO for the Company and in such other additional position with the Company or its subsidiaries as the Company may reasonably assign to the Executive and which position the Executive agrees to assume, acting reasonably.

1.2	Responsibilities and Duties

(a)	The Executive shall perform such duties and responsibilities as set out in Schedule “A” to this Agreement. In addition to the duties and responsibilities set out in Schedule “A”, the Executive agrees to perform such other duties and responsibilities that are normally performed by a CTO of a company and comply with such instructions that are reasonably assigned or communicated to him by the Company.

(b)	The Executive shall at all times conduct himself in accordance with all laws that apply to his employment and to the affairs of the Company.

(c)	The Executive shall comply with all written policies that apply to the Company’s senior staff that may be issued by the Company from time to time. It is agreed that the introduction and administration of such policies are within the sole discretion of the Company. If the Company introduces, amends or deletes such policies, such introduction, deletion or amendment shall not constitute a breach of this Agreement. If there is a direct conflict between this Agreement and any such policy, this Agreement shall prevail to the extent of the inconsistency.

1.3	Term of Employment

(a)	The employment of the Executive is effective on April 30th, 2019 (the “Start Date”) and shall continue for a term of ten (10) years (the “Term”) unless it is terminated earlier pursuant to the termination provisions set out below in Section 6 of this Agreement.

(b)	The Executive shall devote all of his time and attention during normal business hours to the business of the Company and shall not, without the prior written consent of the Board of Directors (the “Board”), engage in any other business, profession or occupation. The Executive shall not, without the prior written consent of the Board (which consent is not to be unreasonably withheld), become an officer, director, contractor for service, employee, agent or representative of any other company, partnership, person, firm, business, enterprise or organization, where such activity would interfere with the performance of the Executive’s obligations herein.

(c)	Section 1.3(b) shall not prevent the Executive from performing a reasonable amount of charitable or volunteer community service work, provided such work does not interfere with the performance of the Executive’s obligations herein.

1.4	Reporting

The Executive shall report to the President, COO.

1.5	Standards of Conduct

At all times during his employment with the Company, the Executive shall adhere to all written rules and written regulations respecting standards of conduct and conflict of interest which now are or may be established by the Company and all laws that apply to the Executive’s employment.

1.6	No Contravention or Conflict.

The Executive represents and warrants to the Company that this Agreement and carrying out the Executive’s duties and responsibilities in connection with the Executive’s employment with the Company under this Agreement will not contravene or conflict with any obligations the Executive may have to any past employer or other person, firm or corporation for or with whom the Executive has previously provided any services or been engaged (“Prior Entities”). The Executive agrees that he will not do anything in connection with his employment with the Company that would contravene or conflict with any such obligations. The Company is not employing the Executive to obtain the confidential information or business opportunities of any Prior Entities and the Executive is hereby requested and directed by the Company to disclose to the Company and to comply with any obligations that the Executive may have to any Prior Entities.

2.	COMPENSATION

2.1	Base Salary

(a)	The Company will pay to the Executive an annual base salary of USD $300,000 (“Base Salary”) which will be payable in accordance with the Company’s established policies as amended from time to time, and subject to all required deductions.

(b)	The Executive will receive a ten percent (10%) increase to the base salary every two (2) years for the duration of the term of the agreement beginning on the anniversary date of signing of this agreement.

(c)	The Executive acknowledges and agrees the compensation set out in this Agreement is compensation for all hours worked by the Executive and that due to the managerial nature of the Executive’s duties and Business of the Company that the Executive may be required to perform his duties under this Agreement according to an irregular and/or fluctuating schedule as required by the Company, which may include hours outside of normal business hours.

(d)	The Company will pay to the Executive a total of USD $25,000 per month, payable as to $12,500 on each of the 15th and last day of each month (provided that if such date is not a business day, then on the next business day in British Columbia).

2.2	Bonus

(a)	Upon signing the execution of this Agreement, the executive shall receive a signing bonus, payable in the form as incentive options to purchase common shares of the Company. The number of the shares is to be equal to two percent (2%) of the total amount of shares issued at the time of signing and issued upon receipt of shareholder or regulatory approvals.

(b)	The Executive shall have the opportunity to earn an annual bonus upon meeting or exceeding the Company’s achievement of annual financial and operating targets and the Executive’s performance targets (the “Bonus”). The amount of the Bonus and specific targets for the Bonus will be determined annually by the Company in its discretion, acting reasonably.

(c)	The Executive acknowledges and agrees that receipt of a bonus in one year does not entitle the Executive to a receipt of a bonus in any subsequent year. The Executive acknowledges and agrees that payment of a bonus is contingent on the Executive being actively employed by the Company at the time the bonus is scheduled to be paid.

2.3	Equity

(a)	The Company will grant to the Executive options to purchase common shares of the Company (the “Stock Options”) exercisable at a price of per share at the market price per share and as approved by stock exchange rules. The number of Stock Options will be set by the board. The Company may make future grants of stock options to the Executive at its discretion.

(b)	The Stock Options will be issued according to the terms and conditions of the Company’s stock option plan and subject to all applicable securities laws, including the policies of the TSX Venture Exchange.

2.4	Benefits

(a)	The Executive will be able to participate in the benefit plans that the Company makes available to its senior staff.

(b)	The Company’s obligations with respect to benefits shall not be to act as a self-insurer. The Company shall make the benefit plans available to the Executive and, where applicable, shall pay premiums to an insurance carrier of its choice. All decisions regarding eligibility and coverage shall be made by the insurance carrier; the Company shall not bear any responsibility or liability in connection with the benefit plans during the employment of the Executive or thereafter.

2.5	Business Expenses

(a)	The Company shall reimburse the Executive for all pre-approved traveling and other out-of-pocket expenses actually and properly incurred by the Executive in the course of carrying out his duties and responsibilities under this Agreement and which are incurred in accordance with Company policies, including but not limited to the Company’s rules of traveling expenses, if any.

(b)	The Company shall reimburse the Executive for mobile device monthly bills and for any long-distance charges incurred by the executive for work related international calls.

(c)	The Company shall provide to the Executive a monthly car allowance of USD$1,000.00.

(d)	The Executive agrees to provide to the Company an itemized monthly expense report, together with original receipts, showing all monies expended hereunder, and such other expense information as the Company may reasonably require.

2.6	Insurance

The Company will arrange and pay for Directors and Officers insurance on behalf of the Executive.

2.7	Vacation

The Company will provide the Executive with seven (7) weeks’ paid vacation per calendar year in accordance with the written vacation policy of the Company from time to time applicable to the Company’s senior management. The weeks selected by the Executive shall be subject to the Company’s written consent.

3.	STATUTORY DEDUCTIONS

The Executive acknowledges that the compensation, benefits, payments and advances provided for in this Agreement may be subject to Federal and State income and withholding taxes as well as other applicable taxes, fees, and deductions.

4.	EXECUTIVE’S OBLIGATIONS

1.1	Confidentiality

(a)	The Executive acknowledges that, by reason of this Agreement, the Executive will have access to Confidential Information, as hereinafter defined, of the Company, that the Company has spent time, effort and money to develop and acquire.

(b)	The term “Confidential Information” as used in this Agreement means information, whether or not originated by the Executive, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(i)	information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not readily publicly available;

(ii)	work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(iii)	any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character;

(iv)	internal Company personnel and financial information, employee personal information, employee compensation, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business; and

(v)	all information that becomes known to the Executive as a result of this Agreement that the Executive, acting reasonably, believes is confidential information or that the Company takes measures to protect;

(c)	Confidential Information does not include any of the following:

(i)	the general skills and experience gained by the Executive during the Term of this Agreement that the Executive could reasonably have been expected to acquire in similar retainers or engagements with other companies,

(ii)	information publicly known without breach of this Agreement or similar agreements, or

(iii)	information, the disclosure of which by the Executive is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent reasonably possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

(d)	The Executive acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company. The Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with this Agreement. The Executive agrees that, both during and after the termination of this Agreement, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform its duties hereunder or as may be consented to by prior written authorization of the Company.

(e)	The Executive understands that the Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential. The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

4.2	Intellectual Property

(a)	In this Agreement:

(i)	“Intellectual Property Rights” means any and all legal protection recognized by the law (whether by statute, common law or otherwise, in Canada and all other countries world-wide) in respect of the Works (as defined below) and Confidential Information, including trade secret and confidential information protection, patents, copyright and copyright registration, industrial design registration, trade dress and trade-marks and trade-mark registrations and other registrations or grants of rights analogous thereto;

(ii)	“Works” includes all inventions, methods, processes, discoveries, designs, ideas, works, creations, developments, algorithms, drawings, compilations of information, analysis, experiments, data, reports, know-how, techniques, products, samples, tools, machines, software and all documentation therefore, flowcharts, specifications and source code listings, whether patentable or not, including any modifications or improvements thereto that: (1) are conceived, developed, created, generated or reduced to practice by the Executive (whether alone or with others in or outside the Company) as a result of the Executive’s involvement with the Company; or, (2) result from the Executive’s fulfillment of the Executive’s obligations hereunder; or (3) result from the use of the premises and property (including equipment, supplies or Confidential Information) owned, licensed or leased by the Company;

(b)	The Executive will disclose all Works promptly and fully to the Company. The Executive will maintain at all times adequate and current records relating to the Works, which records will be and remain the property of the Company.

(c)	Notwithstanding anything else contained herein, the Company will have sole and exclusive right, title and interest, world-wide, in and to all Works and Intellectual Property Rights, which right, title and interest will continue after termination of this letter agreement. Accordingly, the Executive hereby irrevocably assigns (and in the case of Works created on or after the Effective Date, agree to assign, without the need for any further remuneration or consideration) to the Company all worldwide right, title and interest of any nature whatsoever in and to all Works and Intellectual Property Rights.

(d)	The Executive hereby waives (and in the case of Works created on or after the Effective Date, agrees to waive) all moral rights arising under the Copyright Act (Canada) and any rights to similar effect in any country or at common law (“Moral Rights”) that the Executive may have in respect of the Works, and acknowledge that such waiver may be invoked by any person authorized by the Company.

(e)	Aside from Moral Rights, if the Executive has any Intellectual Property Rights that cannot be assigned to the Company, the Executive hereby unconditionally and irrevocably grants to the Company an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty- free license with rights to sub-license to all such rights for the full duration of such rights and any renewals or extensions thereof. Further, aside from Moral Rights, if the Executive has any Intellectual Property Rights that cannot be so assigned or licensed, the Executive hereby unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against the Company, its licensees, successors and assigns with respect to such rights. The Executive agrees, at the Company’s request and expense, to consent to and join in any action by the Company to enforce such rights.

(f)	The Executive will execute and deliver to the Company whenever requested by the Company, any and all further documents and assurances that the Company may deem necessary or expedient to affect the purposes and intent of the assignment set out herein. If the Executive refuses or fails to execute any further documents and assurances whenever requested by the Company, this Agreement will form a power of attorney granting to the Company the right to execute and deliver on the Executive’s behalf (as the case may be), all such further documents and assurances that the Company may deem necessary or expedient to effect the purposes and intent of the assignment and waiver set out herein on the Executive’s behalf.

4.3	Non-Solicitation

During the Executive’s employment and for a period of two (2) years from the end of the Executive’s employment (howsoever occasioned), the Executive shall not, without the prior written consent of the Company, either alone or jointly with or on behalf of any person or entity, directly or indirectly solicit or entice away or endeavor to solicit or entice away from the Company (or an affiliated company with which the Executive had direct involvement):

(a)	any person who at the date of the termination of the Executive’s employment was a client or customer of the Company and with whom the Executive had direct and material contact during the course of the Executive’s employment for the purpose of carrying out the Executive’s duties under this Agreement; and

(b)	any persons who were employees of or independent contractors of the Company at the time of the termination of the Executive’s employment, or during a period of ninety (90) days immediately preceding the termination of the Executive’s employment, to terminate their employment or contractor agreements with the Company (whether or not that person or entity would commit a breach of their contract of employment or their contract for services, by doing so).

4.4	Non-Competition

During the Executive’s employment and for a period of two (2) years from the end of the Executive’s employment (howsoever occasioned), the Executive shall not, directly or indirectly, whether as owner, shareholder (except to the extent of a less than 2% ownership interest of the outstanding shares of a publicly held corporation), director, agent, officer, employee, consultant, independent contractor or in any other capacity whatsoever of a corporation, partnership, proprietorship, be engaged in, compete with, be financially concerned or interested with, or employed by any company carrying on the business of development or processing of magnesium anywhere in North or South America or Europe.

5.	ENFORCEMENT

(a)	The Executive acknowledges and agrees that the covenants and obligations under this Agreement, and in particular, Article 4 are reasonable, necessary and fundamental to the protection of the Company’s legitimate business interests, and that any breach of this Agreement by the Executive would result in irreparable harm to the Company and loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages.

(b)	The Executive acknowledges and agrees that in the event of any breach or threatened breach of Articles 4 of this Agreement by the Executive, the Company will, in addition to any and all remedies available to the Company at law or in equity, be entitled as a matter of right to judicial relief by way of a restraining order, interim, interlocutory or permanent injunction, or order for specific performance as may be necessary to ensure that the Executive complies with and performs the Executive’s obligations under this Agreement, and including an award of special costs of any such court application against the Executive and the Executive further covenants and agrees not to oppose the granting of any such judicial relief and hereby waives any and all defenses to the strict enforcement of this Agreement.

6.	TERMINATION

6.1	Termination by the Executive

The Executive may terminate this Agreement and his employment with the Company prior to the end of the Term by giving the Company at least eight (8) weeks of written notice. The Company may waive all or part of this notice period by paying to the Executive only his Base Salary for the waived period of notice.

6.2	Termination With or Without cause by the Company

(a)	The employment of the Executive may be terminated by the Company with or without cause at any time prior to the end of the Term, without notice.

(b)	The Executive will receive a onetime severance payment of USD $2 million upon termination the Executive with or without cause. The Executive will be responsible for any and all applicable Federal and State income taxes resulting from receiving the severance payment.

(c)	For the purposes of this Agreement, “Cause” means:

(i)	committing any willful or intentional act of dishonesty, including, but not limited to, fraud, or falsification of an employment record;

(ii)	being found guilty of, or entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude, dishonesty or theft;

(iii)	improper or unauthorized disclosure of Confidential Information; or

(iv)	any action, omission or commission which a British Columbia court will conclude cause at law.

(d)	If the Executive is terminated for Cause, the Executive will not be eligible for any notice or pay in lieu of notice or other compensation. All perquisites, benefits and other compensation will end when the Executive is given notice of termination.

(e)	A failure by the Company to rely upon the provisions of Section 6.2(a) in any given instance or instances shall not constitute acquiescence or be deemed a waiver by the Company of its entitlement to terminate the Executive’s employment for Cause.

(f)	The Company may, without cause and at any time prior to the end of the Term, terminate the Executive’s employment by providing the Executive with notice and pay a onetime severance payment of USD $2 million upon termination of the Executive;

(g)	Upon the death or mental or physical disability of the Executive such that, in the view of the Company’s directors other than the Executive, the Executive is not able to carry out his responsibilities, the Company may terminate the Executive’s employment by providing the Executive or his estate with pay and severance pay, if applicable, in the amount of six (6) months’ Base Salary payable monthly.

(h)	At the end of the Term or upon the earlier termination of the Executive’s employment for any reason, the Executive shall immediately resign as director and from all offices which he holds with the Company.

(i)	The Executive understands and agrees that he will not be entitled to receive any further notice, payment in lieu of notice, severance pay, benefits, compensation, or damages of any kind, whether at common law or otherwise, other than the entitlements set out in Section 6.2(f) herein.

(j)	The Executive understands and agrees that he will not be entitled to receive any notice, payment in lieu of notice, severance pay, benefits, compensation, or damages of any kind, whether at common law or otherwise, at the end of the Term.

7.	CHANGE OF CONTROL

(a)	For the purpose of this Section, “Change of Control” means the occurrence of any of the following events:

(i)	an acquisition, directly or indirectly, of voting securities of the Company (including securities of the Company on which conversion will become voting securities) by any person or group of persons acting in concert such that such person or group of persons are able for the first time to affect materially the control of the company;

(ii)	a merger, amalgamation or other business combination of the Company with or into another entity, or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately thereafter are owned by persons who were not security holders of the Company immediately prior to such merger, amalgamation, business combination or reorganization;

(iii)	the exercise of the voting power of any of all securities of the Company so as to cause or result in the election of a majority of members of the Board of Directors who were not previously incumbent directors thereof;

(iv)	a tender offer, an exchange offer, a take-over bid or any other offer or bid by an entity, person or group (other than the Company or a wholly-owned subsidiary of the Company) of more than 50% of the issued and outstanding voting securities of the Company; or

(v)	the sale, transfer or disposition by the Company of all or substantially all of the assets of the Company;

provided that:

(vi)	an event will not constitute a Change of Control if its sole purpose is to change the jurisdiction of incorporation of the Company or to create a holding company or other corporation, partnership or trust that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such event; and

(vii)	a Change of Control will be deemed not to have occurred with respect to the Executive if the Executive is the acquirer or part of the acquiring group that consummates the Change of Control.

(b)	For the purposes of this Section, “Good Reason” means the occurrence after a Change of Control event, without the Executive’s consent, of any of the following:

(i)	the assignment by the Company of any substantial new duties inconsistent with the Executive’s positions, duties, responsibilities and status with the Company immediately prior to such a change in assigned duties;

(ii)	a material and detrimental change in the title, position, duties and responsibilities, authority or status of the Executive with the Company;

(iii)	a material breach by the Company of this Agreement; or

(iv)	a material reduction of the Base Salary.

(c)	In the event the Company terminates the Executive’s employment with or without cause within 12 months of a Change of Control or the Executive terminates his employment for Good Reason within 12 months of a Change of Control, the Executive will receive from the Company the onetime severance payment of USD $2 million.

8.	GENERAL

8.1	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any previous oral or written communications, representations, understandings or agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express or implied, between the Parties other than as expressly set forth in this Agreement.

8.2	Severability

If any provisions of this Agreement are determined to be invalid, void or unenforceable, in whole or in part, such invalidity, voidance or unenforceability shall attach only to such provision or part thereof, and the remaining part of such provision and all other provisions thereof shall continue in full force and effect.

8.3	Continuing Obligations

Notwithstanding the termination of this Agreement for any reason whatsoever, the provisions of Articles 4, 5, 7, and 8 hereof and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

8.4	Waiver

The waiver by the Executive or by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Executive.

8.5	Modification of Agreement

Any modification to this Agreement must be in writing and signed by the Parties or it shall have no effect and shall be void.

8.6	Assignment of Rights

The Company has the right to assign this Agreement to another party. The Executive will not assign the Executive’s rights under this Agreement or delegate to others any of the Executive’s functions and duties under this Agreement.

8.7	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the parties hereby attorn to the jurisdiction of the courts of British Columbia (Vancouver registry).

9.	CONTINUING COOPERATION

The Executive agrees that he shall, both during the term of this Agreement and thereafter, fully co-operate with and assist the Company in the resolution of complaints, claims or disputes against the Company, including without limitation civil, criminal or regulatory proceedings.

10.	LEGAL ADVICE

The Executive acknowledges and agrees that he has had the opportunity to seek independent legal advice in relation to the nature, contents, terms and effect of this Agreement.

11.	COUNTERPARTS

This Agreement may be executed in counterparts, and such original executed counterparts together shall constitute one agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the day and year first written above.

Nevada Clean Magnesium Inc.

/s/ Edward Lee
Per:	Edward Lee
Authorized Signatory

SIGNED by JAMES SEVER in the presence of:		)
)
)
)
)
/s/ Barrie D. Fraser	Signature	)
Barrie D. Fraser		)
/s/ James Sever
JAMES SEVER

SCHEDULE A

CHIEF TECHNICAL OFFICER’S DUTIES AND RESPONSIBILITIES

Overview

The primary responsibility of the Chief Technical Officer of the Company is to provide technical direction and mentorship for the Company in alignment with both its short-term operational objectives and long- term strategic goals. While the President is responsible for the executive leadership and operational management necessary to meet the goals and objectives of the Company, the Chief Technical Officer is responsible for identification and development the technical direction to enable the goals and objectives of the Company.

The Chief Technical Officer shall have such skills and abilities as are considered necessary by the President. The Chief Technical Officer both works with, and is accountable to, the President.

General Responsibilities

The Chief Technical Officer has the following general and specific responsibilities:

1) Strategic Leadership

Formulate and recommend goals, strategies, and objectives to the President to ensure delivery on technology requirements in support of the broader strategic goals and objectives of the Company.

Provide recommendations for the development and execution of the Company Research and Development within parameters established by the President and Board.

2)	Financial Leadership

Provide technical context to the leadership team and advise on commercial impact of technical options to facilitate the development of annual capital and operating plans that support the Company’s short and long-term strategic objectives.

3)	Risk Management

Contribute to the identification of the principal technical and operational risks associated with technical considerations / options of the Company’s business and participate in and contribute to the overall management of the Company risk.

Make recommendations on steps to ensure that the Company’s technology assets (physical and IP) are adequately safeguarded and/or insured, and optimized in the best interests of the Company and its shareholders.

4)	Administrative Leadership

Assess and develop technical personnel, structure and systems to appropriately administer the technology and technical operations of the Company, in keeping with the goals and objectives of the Company.

Comply with internal controls on data management, integrity and security.

Foster a high-performance and innovative technology culture that supports the Company culture of ethical practices, encourages creativity, ensures individual integrity and accountability, and fulfills corporate social responsibility.

5) Compliance Leadership

Ensure that all Research and Development activities of the Company are conducted in accordance with applicable laws, regulations, the Company’s policies and procedures, sound business practices, and any other policies and practices approved by the President.

Ensure technical recommendations address safety and compliance with the Company’s safety, health and environmental (SHE) policies, procedures, and practices; in the context of the complete asset lifecycle.

Enact practices in the best interest of the organization and its stakeholders that meet or exceed regulatory and policy requirements.

The Employee’s specific responsibilities as Chief Technical Officer for the Company shall include, but not be limited to, such as the following:

1)	As the Company’s most senior technical position, the Chief Technical Officer will work closely with, the Company’s senior management team to achieve the objectivesof the Company.

2)	Mentor technical staff and provide technical guidance to senior management to support achievement of the goals and objectives of the Company.

3)	Consider regulatory compliance with local jurisdictions concerning technical matters in concert with the Executive Management;

4)	Liaise, assist and cooperate with the Company’s auditors, accountants, bankers, lenders, regulators, and legal counsel, when required;

5)	Comply with controls concerning the receipt, usage, storage and dissemination of technical information obtained by the Company;

Emergency and immediate succession for the Chief Technical Officer will be addressed directly by the President until such time as a permanent remedy is implemented, unless a suitable alternate succession plan is in place and endorsed by the President and Board prior to the event